EXHIBIT  2.1



                            ASSET PURCHASE AGREEMENT




                            DATED AS OF JUNE 27, 2003
                                  by and among
                            APA OPTICS, INC. ("APA")
                     APA CABLES AND NETWORKS, INC. ("Buyer")


                                       and

                         AMERICABLE, INC. ("Americable")

                                TABLE OF CONTENTS

1.   DEFINITIONS  .  .  .  .  .  .  .  .  .  . . . . . . . . . . . . . . . . . 1

2.   SALE  AND  TRANSFER  OF  ASSETS;  CLOSING.  .  .  .  .  . . . . . . . . . 8
     2.1  ASSETS.  .  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.2  PURCHASE  PRICE.  .  .  .  . . . . . . . . . . . . . . . . . . . . . 8
     2.3  ESCROW.  .  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.4  ALLOCATION  OF  PURCHASE  PRICE.  .  . . . . . . . . . . . . . . . . 9
     2.5  ASSUMPTION  OF  LIABILITIES  .  .  . . . . . . . . . . . . . . . . . 9
     2.6  CLOSING  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.7  CLOSING  OBLIGATIONS  .  .  . . . . . . . . . . . . . . . . . . . . 10
     2.8  PRORATION  OF  EXPENSES  .  . . . . . . . . . . . . . . . . . . . . 11
     2.9  TITLE  AND  RISK  OF  LOSS. . . . . . . . . . . . . . . . . . . . . 12

3.   REPRESENTATIONS  AND  WARRANTIES  OF  AMERICABLE.  .  .  .  .  . . . . . 13
     3.1  ORGANIZATION  AND  GOOD  STANDING.  . . . . . . . . . . . . . . . . 13
     3.2  AUTHORITY;  NO  CONFLICT.  .  . . . . . . . . . . . . . . . . . . . 13
     3.3  FINANCIAL  STATEMENTS.  .  .  . . . . . . . . . . . . . . . . . . . 14
     3.4  TITLE  TO  PROPERTIES;  ENCUMBRANCES  . . . . . . . . . . . . . . . 15
     3.5  CONDITION  AND  SUFFICIENCY  OF  ASSETS . . . . . . . . . . . . . . 15
     3.6  CLEAR  TITLE  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.7  PRODUCT  LIABILITY  CLAIMS.  .  . . . . . . . . . . . . . . . . . . 15
     3.8  ACCOUNTS  RECEIVABLE  .  .  . . . . . . . . . . . . . . . . . . . . 16
     3.9  INVENTORY  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.10 NO  UNDISCLOSED  LIABILITIES.  .  . . . . . . . . . . . . . . . . . 16
     3.11 TAXES  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.12 NO  MATERIAL  ADVERSE  CHANGE.  . . . . . . . . . . . . . . . . . . 17
     3.13 EMPLOYEE  BENEFITS  .  .  . . . . . . . . . . . . . . . . . . . . . 17
     3.14 COMPLIANCE  WITH  LEGAL  REQUIREMENTS;  GOVERNMENTAL
          AUTHORIZATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.15 LEGAL  PROCEEDINGS;  ORDERS  .  . . . . . . . . . . . . . . . . . . 19
     3.16 CONTRACTS;  NO  DEFAULTS.  .  . . . . . . . . . . . . . . . . . . . 20
     3.17 INSURANCE  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.18 ENVIRONMENTAL  MATTERS  .  .  . . . . . . . . . . . . . . . . . . . 22
     3.19 EMPLOYEES  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.20 INTELLECTUAL  PROPERTY  .  .  . . . . . . . . . . . . . . . . . . . 22
     3.21 DISCLOSURE.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . 23
     3.22 BROKERS  OR  FINDERS.  .  . . . . . . . . . . . . . . . . . . . . . 24
     3.23 NEGOTIATION  OF  PURCHASE  PRICE  . . . . . . . . . . . . . . . . . 24
     3.24 INDEBTEDNESS.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . 24
     3.25 AMERICABLE  CREDITORS.  .  .  . . . . . . . . . . . . . . . . . . . 24

4.   REPRESENTATIONS  AND  WARRANTIES  OF  BUYER  AND  APA  .  .  . . . . . . 24
     4.1  ORGANIZATION  AND  GOOD  STANDING.  . . . . . . . . . . . . . . . . 25

     4.2  AUTHORITY;  NO  CONFLICT.  .  . . . . . . . . . . . . . . . . . . . 25
     4.3  CERTAIN  PROCEEDINGS  .  .  . . . . . . . . . . . . . . . . . . . . 26
     4.4  BROKERS  OR  FINDERS.  .  . . . . . . . . . . . . . . . . . . . . . 26

5.   CONDITIONS  PRECEDENT  TO  OBLIGATION  OF  BUYER  TO  CLOSE.  .  . . . . 28
     5.1  ACCURACY  OF  REPRESENTATIONS  .  . . . . . . . . . . . . . . . . . 28
     5.2  PERFORMANCE  BY  AMERICABLE  .  . . . . . . . . . . . . . . . . . . 28
     5.3  CONSENTS.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.4  ADDITIONAL  DOCUMENTS.  .  .  . . . . . . . . . . . . . . . . . . . 29
     5.5  NO  PROCEEDINGS.  .  .  . . . . . . . . . . . . . . . . . . . . . . 29
     5.6  NO  CLAIMS  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.7  NO  PROHIBITION.  .  .  . . . . . . . . . . . . . . . . . . . . . . 29
     5.8  DUE  DILIGENCE  REVIEW.  .  . . . . . . . . . . . . . . . . . . . . 29

6.   CONDITIONS  PRECEDENT  TO  OBLIGATION  OF  AMERICABLE  TO  CLOSE  .  . . 29
     6.1  ACCURACY  OF  REPRESENTATIONS  .  . . . . . . . . . . . . . . . . . 29
     6.2  BUYER'S  PERFORMANCE  .  .  . . . . . . . . . . . . . . . . . . . . 30
     6.3  CONSENTS.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.4  ADDITIONAL  DOCUMENTS.  .  .  . . . . . . . . . . . . . . . . . . . 30
     6.5  NO  INJUNCTION  .  .  . . . . . . . . . . . . . . . . . . . . . . . 30

7.   INDEMNIFICATION;  REMEDIES  .  .  .  .  .  .  .  . . . . . . . . . . . . 31
     7.1  SURVIVAL;  RIGHT  TO  INDEMNIFICATION  NOT AFFECTED BY KNOWLEDGE. . 31
     7.2  INDEMNIFICATION  BY  AMERICABLE  .  . . . . . . . . . . . . . . . . 32

8.   GENERAL  PROVISIONS.  .  .  .  .  .  .  .  . . . . . . . . . . . . . . . 33
     8.1  EXPENSES.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.2  PUBLIC  ANNOUNCEMENTS.  .  .  . . . . . . . . . . . . . . . . . . . 33
     8.3  CONFIDENTIALITY  .  .  .  . . . . . . . . . . . . . . . . . . . . . 33
     8.4  NOTICES  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.5  JURISDICTION;  SERVICE  OF  PROCESS.  . . . . . . . . . . . . . . . 34
     8.6  FURTHER  ASSURANCES.  .  .  . . . . . . . . . . . . . . . . . . . . 35
     8.7  WAIVER.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.8  ENTIRE  AGREEMENT  AND  MODIFICATION  . . . . . . . . . . . . . . . 35
     8.9  ASSIGNMENTS,  SUCCESSORS,  AND  NO  THIRD-PARTY RIGHTS. . . . . . . 35
     8.10 SEVERABILITY.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . 36
     8.11 SECTION  HEADINGS,  CONSTRUCTION.  .  . . . . . . . . . . . . . . . 36
     8.12 TIME  OF  ESSENCE  .  . . . . . . . . . . . . . . . . . . . . . . . 36
     8.13 GOVERNING  LAW  .  .  . . . . . . . . . . . . . . . . . . . . . . . 36
     8.14 COUNTERPARTS.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . 36

9.   COVENANTS  REGARDING  PERFORMANCE  FOLLOWING  THE  DATE  OF  CLOSING  .  36
     9.1  COLLECTION  OF  RECEIVABLES  .  . . . . . . . . . . . . . . . . . . 36
     9.2  FURTHER  ACTS  AND  ASSURANCES  . . . . . . . . . . . . . . . . . . 37
     9.3  USE  OF  FACILITIES  .  . . . . . . . . . . . . . . . . . . . . . . 37

     9.4  JOINDER  AGREEMENT  .  .  . . . . . . . . . . . . . . . . . . . . . 37
     9.5  SETTLEMENT  OF  DEBTS  .  . . . . . . . . . . . . . . . . . . . . . 37


     SCHEDULE 2.3  PURCHASE PRICE ADJUSTMENT
     SCHEDULE 2.5  LIABILITIES
     EXHIBIT  2.3  FORM OF ESCROW AGREEMENT
     EXHIBIT  2.5  ASSUMPTION AGREEMENT
     EXHIBIT  2.7  BILL OF SALE

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of June 27, 2003, by and among APA Cables and Networks, Inc., a Minnesota corporation ("Buyer"), APA Optics, Inc., a Minnesota corporation ("APA"), and Americable, Inc., a Minnesota corporation ("Americable").

                                    RECITALS

Buyer  is  a  wholly-owned  Subsidiary  of  APA.

Buyer desires to purchase substantially all assets of Americable, and Americable desires to sell such assets to Buyer, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

The  parties,  intending  to  be  legally  bound,  agree  as  follows:

1.   DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Americable"--  as  defined  in  the  introductory  paragraph of this Agreement.
------------

"Americable  Financial Statements"-- as defined in the Section 2.7(viii) of this
----------------------------------
Agreement.

"APA"--as  defined  in  the  introductory  paragraph  of  this  Agreement.
-----

"Applicable Contract"--any Contract included in the Assets which would be deemed
---------------------
"material" to a prudent business person and (a) under which Americable has or may acquire any material rights, (b) under which Americable has or may become subject to any material obligation or liability, or (c) by which Americable or any of the material assets owned or used by it is or is likely to become bound. By way of example and not limitation, a Contract is material if it provides or is likely to provide substantial revenues or is likely to subject Americable to substantial liability. A contract for acquisition by Americable of services or goods which cannot be obtained from another source or provider is also material.

"Assets"--the  assets,  tangible and intangible, of Americable used or useful in
--------
Americable's business, wherever located, consisting of all of Americable's assets as of the date of this Agreement, plus additions and accretions between the date of this Agreement and the Closing Date. By way of example, and not in limitation of the foregoing, the Assets include all equipment, inventory, finished product, intellectual property, trade secrets, accounts receivable, Contracts, commitments, customer lists, recoveries in insurance, litigation or warranty with respect to any assets, work-in process, the corporate name and assumed names, and all goodwill; provided, however, that the Assets do not
                                 --------  -------
include  the  Excluded  Assets  (as  hereinafter  defined).

"Assumption  Agreement"--as  defined  in  Section  2.5  of  this  Agreement.
-----------------------

"Balance  Sheet  Date"--  May  31,  2003.
----------------------

"Basket  Amount"--as  defined  in  Section  7.2  of  this  Agreement.
----------------

"Best Efforts"--the efforts that a prudent Person desirous of achieving a result
--------------
would use in similar circumstances to ensure that such result is achieved as expeditiously as practicable; provided, however, that an obligation to use Best
                              ------------------
Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to or rights of such Person under this Agreement or the Contemplated Transactions.

"Bill  of  Sale"--as  defined  in  Section  2.7  of  this  Agreement.
----------------

"Bondholder"-a holder of the $10,000,000 Subordinated Debentures issued pursuant
------------
to that certain Indenture dated as of December 1, 2000 between Americable and National City Bank of Minneapolis, as Trustee.

"Breach"--a  "Breach"  by  a  Person  of  a  representation, warranty, covenant,
--------
obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy on the part of such Person in or material breach by such Person of, or any material failure by such Person to perform or comply with, such representation, warranty or covenant, obligation or other provision.

"Buyer"--as  defined  in  the  first  paragraph  of  this  Agreement.
-------

"Closing"--as  defined  in  Section  2.6  of  this  Agreement.
---------

"Closing  Date"--June  27,  2003
---------------

"Consent"--any  approval,  consent, ratification, waiver, or other authorization
---------
(including  any  Governmental  Authorization).

"Contemplated  Transactions"--all  of  the  transactions  contemplated  by  this
----------------------------
Agreement,  including:

     (a)  the  sale  of  the  Assets  by  Americable  to  Buyer;

     (b) the performance by Buyer, APA and Americable and their respective Affiliates of their respective covenants and obligations under this Agreement; and

     (c) Buyer's acquisition and ownership of the Assets and exercise of control over them.

"Contract"--any agreement, contract, obligation, promise or undertaking (whether
----------
written  or  oral  and  whether  express  or  implied)  that is legally binding.

"Disclosure  Letter"--the  disclosure  letter  delivered  by Americable to Buyer
--------------------
concurrently  with  the  execution  and  delivery  of  this  Agreement.

"Encumbrance"--any  charge,  claim,  community  property  interest,  condition,
-------------
equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental  Law"--any  Legal  Requirement  that  requires  or  relates  to:
--------------------

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

     (e)  protecting  resources,  species,  or  ecological  amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--as  defined  in  Section  3.13  of  this  Agreement.
-------

"Escrow  Agent"--as  defined  in  Section  2.3  of  this  Agreement.
---------------

"Escrow  Agreement"--as  defined  in  Section  2.3  of  this  Agreement.
-------------------

"Excluded  Assets"-(1) all cash held by or on behalf of Americable, (2) payments
------------------
due from Related Persons of Americable up to the amount of $166,000, (3) pre-paid expenses up to the amount of $179,000, (4) 193,800 shares of the common stock of Vicom, Inc. held by or on behalf of Americable, (5) the Irrevocable Standby Letter of Credit (the "Letter of Credit") issued by National City Bank (and restricted cash collateral for the same) in the face amount of $235,000 in favor of in favor of West Real Estate and Management, Inc. (the "Landlord") under the Lease as security for performance of the Lease, all according to the terms of such Letter of Credit, and (6) all Contracts except those listed on
                                                      ------
Schedule  2.5  to  this  Agreement.
-------------

"Facilities"--any  real property, leaseholds, or other interests currently owned
------------
or operated by Americable and any buildings, plants, structures, or equipment (including motor vehicles and rolling stock) currently or formerly owned or operated by Americable.

"GAAP"--generally  accepted  United  States  accounting principles, applied on a
------
consistent  basis.

"General  Damages"--as  defined  in  Section  7.2  of  this  Agreement.
------------------

"General  Indemnity  Claimant"--as  defined  in  Section  7.2 of this Agreement.
------------------------------

"Governmental  Authorization"--any  material approval, consent, license, permit,
-----------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any material Legal Requirement.

"Governmental  Body"--any:
--------------------

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous  Materials"--any  waste  or  other substance that is listed, defined,
----------------------
designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Indebtedness"--means  the  indebtedness  described  in  Schedule  3.24  of  the
--------------
Disclosure  Letter.

"Indemnified  Parties"--as  defined  in  Section  7.2  of  this  Agreement.
----------------------

"Indemnity  Fund"--as  defined  in  Section  2.3  of  this  Agreement.
-----------------

"Indemnity  Release  Date"-the  later  of  (a)  the  13-month anniversary of the
--------------------------
Closing Date, and (b) the final administration of Americable's estate in accordance with any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

"Intellectual  Property"--any  and  all  (i)  inventions  (whether patentable or
------------------------
unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) mask works and all applications, registrations and renewals in connection therewith,
(v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) computer software (including data and related software program documentation in computer readable and hard-copy forms), (vii) other intellectual property and proprietary rights of any kind, nature or description, and (viii) copies of tangible and embodiments thereof (in whatever form or medium).

"IRC"  or  "Code"--the  Internal  Revenue Code of 1986 or any successor law, and
-----------------
regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the  United States Internal Revenue Service or any successor agency, and,
-----
to  the  extent  relevant,  the  United  States  Department  of  the  Treasury.

"Knowledge"--an  individual  will  be deemed to have "Knowledge" of a particular
-----------
fact  or  other  matter  if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as an officer has, or at any time had, Knowledge of such fact or other matter.

"Lease"--the  lease  dated  April  24, 2000 between the Landlord (as lessor) and
-------
Americable (as tenant) for certain premises located at 10851 Louisiana Avenue South, Bloomington, Minnesota.

"Legal Requirement"--any Order or any constitution, law, ordinance, principle of
-------------------
common  law,  regulation,  statute  or  treaty  of  a  Governmental  Body.

"Letter  of  Credit"--as  defined in the definition of "Excluded Assets," above.
--------------------

"Liability" or "Liabilities" --any and all debts, liabilities and/or obligations
----------------------------
of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

"Material  Consent"--as  defined  in  Section  3.2.
 ------------------

"Occupational  Safety and Health Law"--any Legal Requirement designed to provide
-------------------------------------
safe and healthful working conditions and to reduce occupational safety and health hazards.

"Order"--any  award, decision, injunction, judgment, order, ruling, subpoena, or
-------
verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Organizational Documents"--(a) the articles or certificate of incorporation and
--------------------------
the bylaws of a corporation party to this Agreement; and (b) any amendment to any of the foregoing.

"Person"-- any  individual,  corporation (including any non-profit corporation),
---------
cooperative, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan"--as  defined  in  Section  3.13  of  this  Agreement.
------

"Proceeding"--any  action,  arbitration,  audit,  hearing,  investigation,
------------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase  Price"--as  defined  in  Section  2.2  of  this  Agreement.
-----------------

"Purchase  Price  Holdback"--as  defined  in  Section  2.3  of  this  Agreement.
---------------------------

"Qualified  Claimant"-any  Bondholder,  trustee  in  the potential bankruptcy of
---------------------
Americable, receiver, trade creditor, contractual creditor, or other party to whom any debt of Americable is due and owing under or arising from any Contract.

"Qualified  Damages"--as  defined  in  Section  7.2  of  this  Agreement.
--------------------

"Related  Person"--with  respect  to  a  particular  individual:
-----------------

     (a) each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With  respect  to  a  specified  Person  other  than  an  individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b) any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d) any Person in which such specified Person holds a Material Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, interpreted regardless of whether such Person is subject thereto) of voting securities or other voting interests representing at least 15% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 15% of the outstanding equity securities or equity interests in a Person.

"Representative"--with  respect  to a particular Person, any director, governor,
----------------
officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Subsidiary"--with  respect  to  any Person ("Parent"), any corporation or other
------------
Person whose securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Parent or one or more of its Subsidiaries.

"Tax"--any  tax  (including  any income tax, capital gains tax, value-added tax,
-----
sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

"Tax  Return"--any return (including any information return), report, statement,
-------------
schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened"--a  claim,  Proceeding,  dispute,  action,  or other matter will be
------------
deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE  AND  TRANSFER  OF  ASSETS;  CLOSING

     2.1  ASSETS

     Subject to the terms and conditions of this Agreement, at the Closing, Americable will sell, transfer and assign to Buyer, and Buyer will purchase and acquire from Americable, all of Americable's right, title and interest, as of the Closing Date (as hereinafter defined), in and to all of the Assets.

     2.2  PURCHASE PRICE

     The purchase price (the "Purchase Price") for the Assets will be $2,050,000, subject to adjustment as set forth in Section 2.3 of this Agreement.

     2.3  ESCROW

          (a) At the Closing, Buyer shall cause to be deposited with U.S. Bank National Association (the "Escrow Agent") the sum of $307,500, consisting of $205,000 (the "Indemnity Fund") and $102,500 (the "Purchase Price Holdback") in immediately available funds pursuant to an Escrow Agreement in substantially the form of Exhibit 2.3 attached hereto (the "Escrow
                                  -----------
     Agreement").

          (b) The Indemnity Fund shall be held to protect Buyer with respect to matters as to which Americable is required to indemnify Buyer pursuant to the provisions of Article 7 of this Agreement. The Indemnity Fund, less the amount of all claims made by the Buyer for indemnification, plus the amount of any accrued interest attributed to the portion of the Indemnity Fund owed to Americable shall be paid to Americable (or as directed by its authorized representative) as and when described in the Escrow Agreement.

          (c) The Purchase Price Holdback shall be used to increase or decrease, as applicable, the Purchase Price in the event that Closing Net Assets (as defined in Schedule 2.3) is higher or lower, as the case may be, than Net
                ------------
     Assets as of May 31, 2003, all as more fully described in Schedule 2.3.
                                                               ------------

     2.4  ALLOCATION OF PURCHASE PRICE

     Buyer shall, in a reasonable manner and after taking into account the applicable Treasury Regulations and the fair market value of such items, determine the fair market value of the Assets and Buyer shall allocate the Purchase Price, as prepared by Buyer on Schedule 2.4, among the Assets in
                                        ------------
accordance with said determination and Section 1060 of the IRC. Said allocation shall be communicated by Buyer to Americable as soon as practical after it is available. Said allocation shall be subject to Americable's consent (which shall not be unreasonably withheld). Buyer and Americable shall each file, in accordance with Section 1060 of the IRC, an Asset Allocation Statement on Form 8594 (which conforms with such allocation) with its federal income Tax Return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any Tax Return, audit or other similar proceeding, any allocation of the Purchase Price which differs from the allocation determined by Buyer and consented to by Seller hereunder.

     2.5  ASSUMPTION OF LIABILITIES

          (a) LIMITATION ON ASSUMPTION OF LIABILITIES. Americable shall transfer the Assets to Buyer on the Closing Date free and clear of all Encumbrances, and Buyer shall not, by virtue of its purchase of the Assets, assume or become responsible for any Liabilities of Americable or any Shareholder other than pursuant to this Section 2.5.

          (b) ASSUMPTION OF CERTAIN LIABILITIES. Notwithstanding the provisions of Section 2.5(a) Buyer covenants and agrees that on the Closing Date, it shall execute and deliver to Americable an assumption agreement in the form of Exhibit 2.5 attached hereto (the "Assumption Agreement") pursuant to
        -----------
     which it will assume and agree to perform and discharge only the following Liabilities of Americable:

               (i) All Liabilities of Americable arising under the Applicable Contracts listed or described on Schedule 2.5 which accrue and become
                                           ------------
          performable, in full or in part, on and after the Closing Date, except that Buyer does not assume any Liabilities for Americable products sold or services rendered (A) under such Contracts prior to the Closing Date to the extent that Americable has received payment for such products sold or services rendered or (B) under any Contracts which are Excluded Assets; and

               (ii) Any other Liabilities of Americable identified on Schedule
                                                                      --------
          2.5 hereto.
          ---

     2.6  CLOSING

     The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Moss & Barnett, A Professional Association, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. (local time) on the date of this Agreement (the "Closing Date"). Notwithstanding any provision of this Agreement to the contrary, the Closing shall be effective for all purposes, including Tax and accounting purposes, as of the close of business on the Closing Date.

     2.7  CLOSING OBLIGATIONS

     At the Closing:

     (a)  Americable will deliver to Buyer:

          (i) a copy certified by the Secretary of Americable of the duly adopted resolutions of Americable's Board of Directors and shareholders approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Americable and/or shareholders pursuant to this Agreement, and the consummation of the Contemplated Transactions;

          (ii) a Bill of Sale in the form of Exhibit 2.7 attached hereto to all
                                             -----------
     of the Assets duly executed by Americable (the "Bill of Sale");

          (iii) duly executed assignments by Americable to Buyer with respect to all Intellectual Property in a form acceptable for filing with the U.S. Patent and Trademark Office;

          (iv) releases, satisfactions, or terminations of all financing statements or other evidences of Encumbrances filed with the Minnesota Secretary of State, any county recorder and/or any other similar office in the State of Minnesota or any other state or jurisdiction evidencing a material Encumbrance on any of the Assets;

          (v) those Material Consents, releases, assignments and permissions set forth in Section 3.2 of the Disclosure Letter, each in a form reasonably satisfactory to counsel for Buyer;

          (vi) certificates of title and assignments thereof for vehicles included in the Assets, if any;

          (vii) audited financial statements of Americable for its fiscal years ended December 31, 2002 and December 31, 2001, with reports of the auditors, and unaudited financial statements for the five months ended May 31, 2003 (collectively, the "Americable Financial Statements");

          (viii) the Escrow Agreement;

          (ix) the side letter by and among Buyer, APA and Americable concerning Buyer's occupancy and use of Americable's Bloomington, Minnesota facilities (the "Side Letter"); and

          (x) such other documents and items as are reasonably necessary or appropriate to effect the consummation of the Contemplated Transactions.

     (b)  Buyer will deliver:

          (i) to Americable, the Purchase Price (minus the Indemnity Fund and the Purchase Price Holdback) by wire transfer to Americable's account at M&I Marshall & Isley Bank, Minneapolis Branch, 651 Nicollet Mall, Minneapolis, MN 55402, ABA #: 075000051, Swift Code: MARLUS44, account #1123912, reference: APACN asset purchase;

          (ii) to Americable, a copy certified by the Secretary of Buyer of the duly adopted resolutions of the Board of Directors of Buyer and APA approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Buyer pursuant hereto, and the consummation of the Contemplated Transactions;

          (iii) to Americable, the Assumption Agreement;

          (iv) the Side Letter; and

          (v) to the Escrow Agent, the escrowed portion of the Purchase Price and the Escrow Agreement.

     2.8  PRORATION OF EXPENSES

     Buyer shall be entitled to all amounts due or to become due and payable to Americable under any Contract included in the Assets both as of and after the Closing Date. All amounts due or to become due and payable by Americable under the Contracts and under the Liabilities assumed by Buyer under Section 2.5 shall be adjusted and prorated as of the opening of business on the Closing Date such that Americable shall be responsible for amounts allocable with respect to periods prior to the Closing Date, and Buyer shall be responsible for amounts allocable with respect to periods on and after the Closing Date.

3.   REPRESENTATIONS AND WARRANTIES OF AMERICABLE

Americable represents and warrants to Buyer and APA as follows:

     3.1  ORGANIZATION AND GOOD STANDING

     Americable is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full power and authority, corporate and otherwise, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Americable is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     3.2  AUTHORITY; NO CONFLICT; CONSENTS

     (a) This Agreement constitutes the legal, valid, and binding obligation of Americable, enforceable against Americable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity. Americable has the requisite right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

     (b) Except as set forth in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions:

          (i) contravenes, conflicts with, or violates (A) any provision of the Organizational Documents of Americable, (B) any resolution adopted by the board of directors or the shareholders of Americable, or (C) any Governmental Authorization that is held by Americable or that otherwise relates to the business of Americable or any of the material Assets; or

          (ii) imposes or creates any material Encumbrance upon or with respect to any of the material Assets.

     (c) Except as set forth in the Disclosure Letter, Americable is not required to give any notice to or obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, it being acknowledged and agreed by Buyer that Buyer, subject to Americable's obligations pursuant to
Section 8.6 hereof, waives all rights against Americable, its successors and assigns related to the failure of Americable to deliver to Buyer at Closing or otherwise to procure Consents disclosed as "required," other than those Consents identified in the Disclosure Letter as "Material Consents."

     3.3  FINANCIAL STATEMENTS

     Americable has furnished to Buyer true and correct copies of the Americable Financial Statements. Except as described in the Disclosure Letter or the Americable Financial Statements, all of said financial statements, including any notes thereto, are true and correct in all material respects and present in all material respects an accurate and complete disclosure of the financial position and condition of Americable as of their respective dates and the results of its operations for the periods covered in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that any interim financial statements are subject to year-end adjustments. Except as described in the Disclosure Letter or the Americable Financial Statements, subsequent to the respective dates of the most recent of said financial statements, there have been no material adverse changes in the properties, assets, liabilities, revenues, income, expenses, operations, financial condition or prospects of Americable from that reflected in the most recent of said financial statements. Except as described in the Disclosure Letter or the Americable Financial Statements, no prior period adjustment is reflected in the statements of income, changes in shareholders' equity and cash flow contained in the Americable Financial Statements, any notes thereto, for the period ending on the Balance Sheet Date.

     3.4  TITLE TO PROPERTIES; ENCUMBRANCES

     Americable does not own any real property, leasehold interest in real property, or other interests therein, except as set forth in the Disclosure Letter. Except as set forth in the Disclosure Letter, Americable owns or has enforceable and assignable leases for all material Assets whether real, personal, or mixed and whether tangible or intangible. Any Encumbrances affecting or subjecting any material Assets are described in the Disclosure Letter.

     3.5  CONDITION AND SUFFICIENCY OF ASSETS

     The Assets, including without limitation buildings, plants, structures, and equipment, of Americable are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as described in the Disclosure Letter, the Assets are sufficient for the continued conduct of Americable's business after the Closing in substantially the same manner as conducted by Americable immediately prior to the Closing.

     3.6  CLEAR TITLE

     On the Closing Date, Americable will convey to Buyer free and clear of any and all Encumbrances of any kind, nature or description whatsoever, good, valid and marketable title to, or a valid leasehold interest in, all Assets (whether real, personal or mixed, and whether tangible or intangible), including, without limitation, all of the properties and assets listed on Americable's balance sheet as of the Balance Sheet Date, except for: (i) personal property sold or otherwise transferred since the Balance Sheet Date in the ordinary course of business, and (ii) the Excluded Assets.

     3.7  PRODUCT LIABILITY CLAIMS

     To Americable's Knowledge, all products which Americable has sold have been merchantable and free from material defects in material or workmanship for the term and under the conditions set forth in Americable's standard written product warranties. Except as set forth in the Disclosure Letter, during the twelve months immediately preceding the date hereof, Americable has not received a material claim based upon an alleged breach of product warranty, or arising from manufacture or sale of its products ("Product Liability Claims"). Americable has no reasonable grounds to believe that future Product Liability Claims will arise with respect to products sold prior to the Closing Date.

     3.8  ACCOUNTS RECEIVABLE

     All accounts receivable of Americable that are reflected on the accounting records of Americable as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed by Americable in the ordinary course of business.
To Americable's Knowledge, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the accounting records of Americable as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves and except as described in the Disclosure Letter, each of the Accounts Receivable either has been or, to Americable's Knowledge, will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. The Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of such Accounts Receivable.

     3.9  INVENTORY

     Except for write-offs and other adjustments set forth in the Disclosure Letter, all of Americable's parts, components, materials, and inventory (collectively, "Inventory") consists of items which are in all material respects of merchantable quality and in good condition. Except as described in the Disclosure Letter, the Inventory has been purchased and/or manufactured in the ordinary course of business and the volume of purchases and/or production thereof and of orders therefor have not been reduced or increased in anticipation of the consummation of the transactions contemplated hereby.

     3.10 LIABILITIES OF AMERICABLE

     Americable has no Knowledge of any Liabilities other than (i) Liabilities reflected or reserved in the financial statements of Americable for the period ending on the Balance Sheet Date or in the notes to such financial statements,
(ii) Liabilities incurred in the ordinary course of business, or (iii) Liabilities described in the Disclosure Letter hereto.

     3.11 TAXES

     There exists no proposed tax assessment against Americable except as disclosed in the Disclosure Letter. All Taxes that Americable is or was required by Legal Requirements to withhold or collect have been duly withheld, accrued or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     3.12 NO MATERIAL ADVERSE CHANGE

     Since the Balance Sheet Date, except as set forth in the Disclosure Letter, Americable has not (i) sold, transferred or otherwise disposed of any of its Assets outside the ordinary course of business or to any of its Related Persons;
(ii) mortgaged, pledged or subjected to any material Encumbrance any of the Assets, Americable's right, title or interest in which is to be transferred, conveyed or assigned under this Agreement or in connection with any of the Contemplated Transactions; (iii) acquired any material Assets outside the ordinary course of business; (iv) declared or paid any dividend or made any other distribution to its shareholders or repurchased any of its outstanding capital stock; (v) entered into any transaction or otherwise conducted any business other than transactions in the ordinary course of business or transactions which, individually or in the aggregate, involved more than $100,000; (vi) modified, amended, canceled or terminated any material Contracts under circumstances that could reasonably be anticipated to have a material adverse effect on Americable; (vii) made any loan or advance to any Related Persons; (viii) suffered any material adverse change in its Assets, financial condition, results of operations, business or prospects; (ix) sustained any material damage, loss or destruction of or to any of its Assets taken as a whole (whether or not covered by insurance) except for such damages, loss or destruction that will not have a material adverse effect; (x) experienced any material labor trouble or any change in its executive personnel except for such troubles or changes that will not have a material adverse effect on Americable; or (xi) agreed to or obligated itself to take any of the actions identified in clauses (i) through (vii) above.

     3.13 EMPLOYEE BENEFITS

     (a) Except as set forth in the Disclosure Letter, with respect to all employees and former employees of Americable who perform or performed functions in connection with the business of Americable and all dependents and beneficiaries of such employees and former employees: (i) Americable does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Americable does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) Americable does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Americable does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

     (b) To the knowledge of Americable, all employee benefit plans (as defined in Section 3(3) of ERISA) which Americable maintains or to which it contributes (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code, except for such failures to comply which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the financial condition of the business of Americable.

     (c) Americable does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. To the knowledge of Americable, Americable has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS

     Americable is not in violation of or default under any law, regulation or order applicable to it, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on Americable's business, financial condition thereof or the Assets conveyed to Buyer pursuant to this Agreement.

     3.15     LEGAL PROCEEDINGS

     (a) Except as set forth in the Disclosure Letter, to the Knowledge of Americable, there is no pending or threatened Proceeding:

          (i) that has been commenced by or against Americable, or, to the Knowledge of Americable, any other Person that otherwise relates to or may affect the Assets conveyed to Buyer under this Agreement; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     3.16 CONTRACTS; NO DEFAULTS

     (a) The Disclosure Letter contains a complete and accurate list, and Americable has made available to Buyer true and complete copies, of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by Americable;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Americable;

          (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of money by Americable;

          (iv) each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or material personal property;

          (v) each material licensing agreement or other Applicable Contract with respect to any Intellectual Property;

          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii) each Contract containing covenants that in any way purport to materially restrict the business activity of Americable or any affiliate of Americable or materially limit the freedom of Americable or any affiliate of Americable to engage in any line of business or to compete with any Person;

          (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (ix) each form of written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Americable other than in the ordinary course of business; and

          (x) each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in the Disclosure Letter, to the Knowledge of Americable, no officer, director, agent, employee, consultant, or contractor of Americable is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to assign to Americable or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in the Disclosure Letter, each material Contract identified or required to be identified in the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (d) Except as set forth in the Disclosure Letter:

          (i) Americable is in material compliance with all applicable terms and requirements of each Applicable Contract;

          (ii) each other Person that has any Liability to Americable under any Applicable Contract is to the Knowledge of Americable in material compliance with the material terms and requirements of such Applicable Contract;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or material breach of, or give Americable or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) Americable has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or material default under, any Applicable Contract.

     (e) Except as described in the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid to or payable by Americable under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     (f) Except as described in the Disclosure Letter, no Person who is a material customer of Americable (whether or not such Person is party to a Contract with Americable) has indicated in writing that it intends to materially reduce or cease its business with Americable.

     3.17 INSURANCE

     There is no material claim by Americable pending under any insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Americable as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as described in the Disclosure

Letter, all premiums due and payable under all such policies and bonds have been paid, and Americable is otherwise in material compliance with the terms of such policies and bonds. Americable has no Knowledge of any Threatened termination of, or premium increase with respect to, any of such policies or bonds.

     3.18 ENVIRONMENTAL MATTERS

     To Americable's Knowledge, Americable has not received any actual or Threatened order, notice, or other communication from (i) any Governmental Body, or (ii) the current or prior owner or operator of any Facilities, with respect to any property or Facility at which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Americable.

     3.19 EMPLOYEES

     The Disclosure Letter contains a list of all employees of Americable (full-time and part-time) as of June 9, 2003, which includes name, position, and annual salary. Americable acknowledges that Buyer may, but shall not be obligated to, offer employment to former employees of Americable. Americable agrees that it shall promptly and fully discharge any and all obligations to its employees who are terminated in connection with sale of the Assets to Buyer and that it shall inform such employees that Buyer has no obligation or responsibility to hire any employee, pay any obligation related to the termination of any employee, or honor any promise or obligation of Americable to any employee. Americable represents that it is not currently a signatory to a collective bargaining agreement or any memoranda binding it to a collective bargaining relationship with a labor union. Americable further represents that if it has ever been a signatory to such an agreement or memoranda, it has fulfilled all its obligations under such agreements and that all grievances, notices of arbitration or pending unfair labor practices have been fully resolved. Americable agrees that it is solely responsible for the resolution of any grievances, arbitration or unfair labor practices or determination claims based on facts arising prior to Closing.

     3.20 INTELLECTUAL PROPERTY

     The Disclosure Letter contains a list and description of all material Intellectual Property of any kind which relates to, arises from or which is used in the operation of the business of Americable. Americable has no Knowledge of any asserted claim that the operation of the business or the possession or use in the business of Americable of any such Intellectual Property infringes the intellectual property rights of any other Person. Except as described in the Disclosure Letter, Americable has the sole and exclusive right to use all of the Intellectual Property listed in the Disclosure Letter. Except as described in the Disclosure Letter, Americable has not entered into any Contracts that would materially impair its rights in and to the Intellectual Property listed in the Disclosure Letter and Americable has no Knowledge that any of such rights to such Intellectual Property is, or is claimed to be, invalid. Except as provided in the Disclosure Letter, Americable is not obligated under any material Contract transferred to Buyer hereunder to pay royalties, fees or other payments with respect to any of the Intellectual Property listed in the Disclosure Letter.

     3.21 DISCLOSURE

     (a) To the Knowledge of Americable, no representation or warranty of Americable in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) To the Knowledge of Americable, there are no facts that have specific application to Americable (other than general economic or industry conditions) that materially adversely affect or, as far as Americable can reasonably foresee, materially threaten, the assets, business, prospects, financial condition, or results of operations of Americable that have not been set forth in this Agreement or the Disclosure Letter.

     3.22 BROKERS OR FINDERS

     Except as described in the Disclosure Letter, neither Americable nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.23 NEGOTIATION OF PURCHASE PRICE

     Americable represents and warrants that it has engaged professional assistance in seeking qualified buyers for the assets and/or stock of Americable during a period beginning on or about April 9, 2003, and extending up to the present. The identity of the professionals is summarized in Schedule 3.23 of the Disclosure Letter. As a result of these efforts, Americable believes, and hereby represents and warrants to Buyer, that the terms of this Agreement and the Contemplated Transactions, taken as a whole, (a) have been negotiated at arm's length and in good faith by the parties to this Agreement, (b) are consistent with the terms of other offers received by Americable, and (c) is within a range which industry professionals would identify as "fair market value" and "reasonably equivalent value" for the Assets.

     3.24 INDEBTEDNESS

     Schedule 3.24 of the Disclosure Letter describes all Indebtedness in existence as of the date of this Agreement. Except as set forth in the Disclosure Letter, Americable is in full compliance with all terms, conditions and covenants of, and has performed in all respects all of its obligations required to be performed by it through the date of this Agreement under the terms of all such Indebtedness. Except as described in the Disclosure Letter, Americable is not in breach of or in default in any respect under any Indebtedness nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such breach or default.

     3.25 AMERICABLE CREDITORS

     Americable represents and warrants that the transfers of interest and incurrence of obligations by it in connection with the Contemplated Transactions will be done without any intent to hinder, delay, or defraud any Person to which Americable has or may have in the future, any liability.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER AND APA

Buyer and APA represent and warrant to Americable as follows:

     4.1  ORGANIZATION AND GOOD STANDING

     Each of APA and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full power and authority, corporate and otherwise, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. Each of APA and the Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     4.2  AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer and APA, enforceable against Buyer and APA in accordance with its terms. Each of Buyer and APA has the requisite right, power, and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement.

     (b) Neither the execution and delivery of this Agreement by Buyer or APA nor the consummation or performance of any of the Contemplated Transactions by Buyer or APA will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer or APA, or any of the assets owned or used by the Buyer or APA, may be subject;

          (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Buyer or APA or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer or APA;

          (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract of Buyer or APA ; or

          (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer or APA.

Buyer and APA are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3  CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer or APA that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's and APA's Knowledge, no such Proceeding has been Threatened.

     4.4  BROKERS OR FINDERS

     Buyer and APA have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except as otherwise herein provided.

5.   CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     5.1  ACCURACY OF REPRESENTATIONS

     All of Americable's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

     5.2  PERFORMANCE BY AMERICABLE

     (a) All of the covenants and obligations that Americable is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.7 must have been delivered.

     5.3  CONSENTS

     Each of the Material Consents identified in Schedule 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     5.4  ADDITIONAL DOCUMENTS

     Each of the following documents must have been delivered by Americable to
Buyer:  (a) such documents as Buyer may reasonably request for the purpose of
(i) evidencing the accuracy of any representations and warranties of Americable,
(ii) evidencing the performance by Americable of, or the compliance by Americable with any covenant or obligation required to be performed or complied with by Americable, (iii) evidencing the satisfaction of any condition referred to in this Section 5, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     5.5  NO CLAIMS

     There must not have been made or Threatened any claim against the Assets or any portion of the Purchase Price.

     5.6  NO PROHIBITION

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

6.   CONDITIONS PRECEDENT TO OBLIGATION OF AMERICABLE TO CLOSE

Americable's obligation to sell the Assets and to take the other actions required to be taken at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Americable, in whole or in part):

     6.1  ACCURACY OF REPRESENTATIONS

     All of Buyer's and APA's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

     6.2  BUYER'S PERFORMANCE

     (a) All of the covenants and obligations that Buyer and APA are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.7 and must have made the cash payment required to be made by Buyer pursuant to Section 2.7(b)(i).

     6.3  CONSENTS

     Each of the Material Consents identified in Schedule 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     6.4  ADDITIONAL DOCUMENTS

     Buyer and/or APA must have caused the following documents to be delivered to Americable:

     (a) such documents as Americable may reasonably request for the purpose of
(i) evidencing the accuracy of any representation or warranty of Buyer and APA,
(ii) evidencing the performance by Buyer and APA of, or the compliance by Buyer and APA with, any covenant or obligation required to be performed or complied with by Buyer or APA, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     6.5  NO INJUNCTION

     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Assets to Buyer, and (b) has been adopted or issued, or has otherwise become effective, on or prior to the Closing Date.

7.   INDEMNIFICATION; REMEDIES

     7.1  SURVIVAL; EFFECT OF KNOWLEDGE ON RIGHT TO INDEMNIFICATION

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.7(a)(i), and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the Indemnity Release Date, except for the provisions of Sections 7.1, 7.2, 7.3, 7.4, 8.1, 8.3, 8.4, 8.5, 8.6 (for a period of three months), 8.7, 8.8, 8.9,
8.10, 8.11, 8.13, 9.1, 9.2 (for a period of three months), 9.3 (for a period ending on July 31, 2003), 9.4 and 9.5 (for a period of six months) hereof, which shall survive the Agreement for the terms set forth herein or in each such Section, as the case may be. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations, all of which rights are described in and only in Section 7.2 hereof, will survive the Closing until the Indemnity Release Date (except as otherwise provided in Section 7.2 hereof) and will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except to the extent that such investigation results in the Knowledge of APA, the Buyer, or any officer or director of the foregoing prior to the Closing Date. Except as set forth in Section 3.2(c) hereof, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect any right otherwise available and applicable under this Agreement to indemnification, payment of Damages, or other available and applicable remedy based on such representations, warranties, covenants, and obligations.

     7.2     INDEMNIFICATION BY AMERICABLE

     (a) Subject to the limitations contained in this Article 7, Americable will indemnify and hold harmless Buyer and its directors, officers, agents and shareholders (collectively, the "Indemnified Parties") for the amount of any claim against such Indemnified Party by any Qualified Claimant (in such party's capacity as a Qualified Claimant) for any loss, liability, deficiency, damage, expense, cost (including reasonable legal expenses) or diminution of value (collectively, "Qualified Damages"), which any such Indemnified Party may suffer, sustain or become subject to as a result of or in connection with such Qualified Claimant's claim after the Closing Date as a Qualified Claimant; provided, however, that the aggregate amount payable to the Indemnified Parties under Section 7.1(a) and 7.1(b) of this Agreement shall not exceed the amount of the Indemnity Fund; further provided, that Americable shall be liable to the Indemnified Parties for Qualified Damages payable to Qualified Claimants only if Buyer or another Indemnified Party delivers to Americable written notice, setting forth in reasonable detail the identity, nature and amount of Qualified Damages and other claims of the Qualified Claimant related to such claim (or claims, as applicable) as a Qualified Claimant prior to the Indemnity Release Date.

     (b) Subject to the limitations contained in this Article 7, Americable will indemnify and hold harmless the Indemnified Parties for the amount of any claim against such Indemnified Party by any Person (other than a Person who is a Related Party of the Buyer or a Qualified Claimant asserting such claim in such party's capacity as a Qualified Claimant) (such person, a "General Indemnity Claimant") for any loss, liability, deficiency, damage, expense, cost (including reasonable legal expenses) or diminution of value (collectively, "General Damages"), which any such Indemnified Party may suffer, sustain or become subject to as a result of or in connection with such General Indemnity Claimant's claim after the Closing Date as a General Indemnity Claimant, which General Damages have arisen from any breach of any express representation, express warranty, express agreement, express covenant or express undertaking of Americable contained in this Agreement ; provided, however, that the aggregate amount payable to the Indemnified Parties under Section 7.1(a) and 7.1(b) shall not exceed the amount of the Indemnity Fund; further provided, that Americable shall be liable to the Indemnified Parties for General Damages payable to General Indemnity Claimants (i) only if Buyer or another Indemnified Party delivers to Americable written notice, setting forth in reasonable detail the identity, nature and amount of General Damages and other claims of the General Indemnity Claimant related to such claim (or claims, as applicable) as a General Indemnity Claimant prior to the Indemnity Release Date, and (ii) only if the aggregate amount of all General Damages exceeds $50,000 (the "Basket Amount"), in which case Americable shall be obligated to indemnify the Indemnified Parties only for the excess of the aggregate amount of all such General Damages over the Basket Amount.

     7.3  METHOD OF ASSERTING INDEMNIFICATION CLAIMS

               IN THE EVENT THAT ANY OF THE INDEMNIFIED PARTIES ENTITLED TO INDEMNIFICATION HEREUNDER IS MADE A DEFENDANT IN OR PARTY TO ANY ACTION OR PROCEEDING, JUDICIAL OR ADMINISTRATIVE, INSTITUTED BY ANY THIRD PARTY FOR ANY

          CLAIM FOR WHICH SUCH INDEMNIFIED PARTY IS ENTITLED TO PROTECTION UNDER
          SECTION 7.2 HEREOF (A "CLAIM"), THE INDEMNIFIED PARTY SHALL GIVE AMERICABLE PROMPT NOTICE THEREOF IN ACCORDANCE WITH THE TERMS OF
          SECTION 7.2 HEREOF. THE FAILURE TO GIVE SUCH NOTICE SHALL NOT AFFECT ANY INDEMNIFIED PARTY'S ABILITY TO SEEK REIMBURSEMENT IN ACCORDANCE WITH THE TERMS OF SECTION 7.2 HEREOF UNLESS SUCH FAILURE HAS MATERIALLY AND ADVERSELY AFFECTED AMERICABLE'S ABILITY TO DEFEND SUCCESSFULLY A CLAIM. AMERICABLE SHALL BE ENTITLED TO CONTEST AND DEFEND SUCH CLAIM; PROVIDED, THAT AMERICABLE (I) HAS A REASONABLE BASIS FOR CONCLUDING THAT SUCH DEFENSE MAY BE SUCCESSFUL AND (II) DILIGENTLY CONTESTS AND DEFENDS SUCH CLAIM. NOTICE OF THE INTENTION SO TO CONTEST AND DEFEND SHALL BE GIVEN BY AMERICABLE TO THE INDEMNIFIED PARTY WITHIN 20 BUSINESS DAYS AFTER THE INDEMNIFIED PARTY'S NOTICE OF SUCH CLAIM (BUT, IN ALL EVENTS, AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE THAT AN ANSWER TO SUCH CLAIM IS DUE TO BE FILED). SUCH CONTEST AND DEFENSE SHALL BE CONDUCTED BY REPUTABLE ATTORNEYS EMPLOYED BY AMERICABLE. THE INDEMNIFIED PARTY SHALL BE ENTITLED AT ANY TIME, AT ITS OWN COST AND EXPENSE (WHICH EXPENSE SHALL NOT CONSTITUTE QUALIFIED DAMAGES OR GENERAL DAMAGES, AS THE CASE MAY BE, UNLESS THE INDEMNIFIED PARTY REASONABLY DETERMINES THAT AMERICABLE IS NOT ADEQUATELY REPRESENTING OR, BECAUSE OF A CONFLICT OF INTEREST, MAY NOT ADEQUATELY REPRESENT, ANY INTERESTS OF THE INDEMNIFIED PARTIES, AND ONLY TO THE EXTENT THAT SUCH EXPENSES ARE REASONABLE), TO PARTICIPATE IN SUCH CONTEST AND DEFENSE AND TO BE REPRESENTED BY ATTORNEYS OF ITS OR THEIR OWN CHOOSING. IF THE INDEMNIFIED PARTY ELECTS TO PARTICIPATE IN SUCH DEFENSE, THE INDEMNIFIED PARTY WILL COOPERATE WITH AMERICABLE IN THE CONDUCT OF SUCH DEFENSE. NEITHER THE INDEMNIFIED PARTY NOR AMERICABLE MAY CONCEDE, SETTLE OR COMPROMISE ANY CLAIM WITHOUT THE CONSENT OF THE OTHER PARTY, WHICH CONSENTS WILL NOT BE UNREASONABLY WITHHELD. NOTWITHSTANDING THE FOREGOING, (I) IF A PARTY PURSUING A CLAIM SEEKS EQUITABLE RELIEF OR (II) IF THE SUBJECT MATTER OF A CLAIM RELATES TO THE ONGOING BUSINESS OF ANY OF THE INDEMNIFIED PARTIES, WHICH CLAIM, IF DECIDED AGAINST ANY OF THE INDEMNIFIED PARTIES, WOULD MATERIALLY ADVERSELY AFFECT THE ONGOING BUSINESS OR REPUTATION OF ANY OF THE INDEMNIFIED PARTIES, THEN, IN EACH SUCH CASE, THE INDEMNIFIED PARTIES ALONE SHALL BE ENTITLED TO CONTEST, DEFEND AND SETTLE SUCH CLAIM IN THE FIRST INSTANCE AND, IF THE INDEMNIFIED PARTIES DO NOT CONTEST, DEFEND OR SETTLE SUCH CLAIM, AMERICABLE SHALL THEN HAVE THE RIGHT TO CONTEST AND DEFEND (BUT NOT SETTLE) SUCH CLAIM.

     7.4  SOLE AND EXCLUSIVE REMEDY

     The sole and exclusive remedies of Buyer, APA or any other Indemnified Party under this Agreement for indemnification or recovery of damages of any nature under this Agreement and in connection with the Contemplated Transactions shall be recourse by Buyer, APA or another Indemnified Party, as applicable, to the Indemnity Fund held under the Escrow Agreement for Qualified Damages or General Damages, as the case may be. Any indemnification payable under this
Article 7 shall be, to the extent permitted by law, an adjustment to purchase price.

8.   GENERAL PROVISIONS

     8.1  EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     8.2  PUBLIC ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time, in such manner and with such information content as Buyer and Seller jointly determine; provided, however, that Buyer may make any announcement it reasonably deems necessary to comply with Legal Requirements without prior consultation with Americable.

     8.3  CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, Buyer, APA and Americable will maintain in confidence, and will cause the directors, officers, affiliates, employees, agents, and advisors of Buyer and Americable to maintain in confidence, and not use to the detriment of the other parties hereto any written, oral, or other information obtained in confidence from the other parties hereto in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to the disclosing party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings.

     8.4  NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Americable:

          Americable, Inc.
          10851 Louisiana Avenue South
          Bloomington, MN  55438
          Attn: CEO

          With a copy to:

          John C. Thomas
          Dorsey & Whitney LLP
          50 South Sixth Street
          Suite 1500
          Minneapolis, MN  55402

          Buyer:

          APA Cables and Networks, Inc.
          c/o APA Optics, Inc.
          2950 N.E. 84th Lane
          Blaine, MN  55449
          Attn:  President/CEO

          With a copy to:

          Janna R. Severance
          Moss & Barnett, P.A.
          4800 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, MN 55402


     Any notice purported to be given by Americable, APA, or Buyer, must be signed by the chief executive officer of such entity.

     8.5  JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.6  FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8.7  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.8  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer or APA, provided that APA shall remain obligated to perform its obligations under this Agreement and that such Subsidiary shall remain obligated to perform the obligations of Buyer under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.11 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.12 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     8.13 GOVERNING LAW

     This Agreement will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.

     8.14 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     8.15 COMPLETE AGREEMENT

     This Agreement, the Exhibits and Schedules hereto, the Disclosure Letter and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.   COVENANTS REGARDING PERFORMANCE FOLLOWING THE DATE OF CLOSING

     The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:


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     9.1  COLLECTION OF RECEIVABLES

     After the Closing, Buyer shall be empowered to collect all Accounts Receivable and other items transferred to Buyer hereunder and to endorse with the name of Americable any checks or other instrument received on account of any such Accounts Receivable or other items duly transferred to Buyer at Closing. Americable agrees to promptly transfer to Buyer any cash, checks or other property that Americable may receive in respect of the Accounts Receivable or other items duly transferred to Buyer at Closing. At the written request of Buyer, Americable will cooperate, and will use its Best Efforts to have the officers, directors, and other employees of Americable cooperate, with Buyer on and after the Closing Date in endeavoring to effect the collection of all Accounts Receivable and with respect to other actions, proceedings, arrangements or disputes involving Americable or Buyer based upon Contracts, arrangements or acts of Americable which were in effect or occurred on or prior to the Closing Date.

     9.2  FURTHER ACTS AND ASSURANCES

     Americable agrees that, at any time and from time to time, on and during a period ending on the three-month anniversary of the Closing Date, upon the reasonable request of Buyer, it will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to Buyer, any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be necessary or desirable to vest, perfect and confirm of record in Buyer, its successors and assigns, the title to any of the Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing Date, Americable will afford to Buyer and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Assets as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects with Buyer in connection with claims and litigation asserted by or against third parties, relating to the transactions contemplated hereby.

     9.3  USE OF FACILITIES

     For the period beginning on the Closing Date and ending on July 31, 2003 (the "Transition Period"), Americable will make its Bloomington, Minnesota facilities available to Buyer. Buyer will be responsible for all obligations of any kind to any party related to occupancy or use until the later of (i) the end of the Transition Period, (ii) the date on which Buyer vacates such premises, and (iii) the date on which all raw materials, equipment and assets of Buyer, whether or not transferred to Buyer hereunder, shall have been removed from such premises (any such obligation, an "Occupancy Obligation"), including but not limited to all out-of-pocket costs it incurs by reason of such occupancy during the Transition Period, raw materials and maintenance of equipment. At the end of the Transition Period, Buyer will pay all costs of removal of its equipment and its other assets from the Bloomington facility, including all costs of repair of any damage caused by such removal.


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     9.4  JOINDER AGREEMENT

     APA joins in and agrees to perform and/or cause Buyer to perform all obligations of Buyer under this Agreement. APA and Buyer are jointly and severally liable for all obligations of APA and Buyer hereunder.

     9.5  DEBTS OF AMERICABLE

     Americable covenants and agrees that 100% of the Purchase Price, net of related fees and expenses of Americable, that are paid at Closing shall be used to pay all creditors of Americable, pro rata as their interests may appear (or as otherwise directed by a court of competent jurisdiction), and that its shall use its Best Efforts to effect distribution of such Purchase Price and settlement of such debts within six months after the Closing Date. Americable further agrees that it shall make no payment to any creditor unless such creditor agrees in writing that such payment is in full settlement of its debt, unless otherwise ordered by a court of competent jurisdiction.


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     IN  WITNESS WHEREOF, the parties have executed and delivered this Agreement as  of  the  date  first  written  above.

AMERICABLE, INC.                      APA CABLES AND NETWORKS, INC.


By                                      By
  ------------------------------          --------------------------------
  Its                                     Its
  ------------------------------          --------------------------------

  ------------------------------          --------------------------------
  Print Name and Title                    Print Name and Title





                                      APA OPTICS, INC.




                                      By
                                        ------------------------------------
                                        Its
                                        ------------------------------------

                                        ------------------------------------
                                        Print Name and Title


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